Exhibit 10.7



                             SAYED CONSULTING, INC.
        14726 RAMONA AVE., SUITE 410, CHINO, CA 91710 TEL: 909-393-4733
                               FAX: 909-393-4725


AGREEMENT FOR CONSULTING SERVICES

Sayed Consulting, Inc. a Nevada Corporation, ("SCI") agrees to provide Mystique Developments, Inc. ("Company") with the following services commencing the 1st day of October, 1996 through September 30, 1997:

1. SCI will review and analyze all aspects of the Company's investor relations program and make recommendations.

2. SCI will review all of the available general information concerning the Company, as well as all recent regulatory filings by the Company in order to produce a "Corporate Profile" in brokerage style format to be approved by the Company prior to circulation.

3. SCI will utilize its network: to identify firms and brokers interested in participating; schedule and conduct the necessary due diligence; and, to obtain the required approvals, necessary for those firms to participate. SCI will also interview and evaluate any firms or brokers referred to SCI by the Company as possible participants.

4. SCI will provide the Company feedback from the investment community and formulate steps the Company may consider taking in view of such feedback.

5. SCI personnel will be available to the Company to field any calls from firms and brokers inquiring about the Company.

6. SCI will mail "Corporate Profiles" to potential investors on its marketing lists and any others provided by the Company.

7. SCI will track the prospect responses and make timely recommendations to the Company as to the timing and contents of its future advertising projects.

PROGRAM GOALS:

1. SCI expects to heighten the public awareness of the existence and merits of the Company.

2. Networking of the brokerage community with a public relations program to produce ongoing and amplified results for the Company.

3. Initiate the use of the most effective methods available for disseminating information about the Company to the investment public.

4. Protect the interests of the Company.


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5. Analyze and translate the program results to make recommendations for maximum efficiency in the use of promotional expenditures.

COMPENSATION:

A. Company will pay to SCI $1,000 per month for its non-accountable expenses for the duration of the contract payable by the tenth day of each month. SCI will be reimbursed its third party out of pocket expenses on a monthly basis. SCI will be responsible for its own expenses of performing services hereunder. SCI may request Company to reimburse extra-ordinary expenses which may only be incurred upon advance written approval by Company.

B. Subject to Board of Directors' approval, Company will grant SCI an option to purchase up to 100,000 shares of its common stock at $1.00 per share. In the event that SCI does not fulfill the terms of this Agreement non-vested options will terminate upon Company's notice of non-performance to SCI. This option may be exercised in whole or in part. This option shall expire on October 31, 1997.

C. Either party may terminate this Agreement with or without cause upon 30 days written notice to the other party.

REGISTRATION:

Company will take all necessary steps and file all needed documents with the appropriate authorities to give effect to the above option and shall be responsible for all costs and expenses in this connection.

EXERCISE:

Company will deliver the shares underlying the option upon SCI's written request for exercise together with payment of the option price.

Agreed and accepted by the parties as of the date first above written.


Mystique Developments, Inc.                 Sayed Consulting, Inc.

/s/ Kim Fuerst                              /s/ Waseem A. Sayed
-----------------------------------         ------------------------------------
Kim Fuerst                                  Waseem A. Sayed, Ph.D.
President                                   President